Exhibit 99.1

Rapid Micro Biosystems Reports Fourth Quarter and Full Year 2024 Financial Results and Provides 2025 Guidance

•Reports record fourth quarter 2024 total revenue of $8.2 million, representing 30% growth compared to fourth quarter 2023; recurring revenue increased by 27% compared to the fourth quarter of 2023.
•Announces full year 2024 total revenue of $28.1 million, representing 25% growth compared to 2023; recurring revenue increase by 14% compared to 2023.
•Reports record fourth quarter gross margin of 12%, representing a 15-percentage point improvement over the fourth quarter of 2023; full year 2024 gross margin increased 24 percentage points compared to 2023.
•Announces global Distribution and Collaboration Agreement with MilliporeSigma

Lexington, Mass., February 28, 2025 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the fourth quarter and full year ended December 31, 2024.

“We are pleased to have closed out 2024 with record fourth quarter sales and gross margin performance, demonstrating the momentum in our business,” said Robert Spignesi, President and CEO. “In 2025, we expect to build on this momentum through continued focus on our strategic priorities of accelerating system placements, improving gross margins, innovating new products and prudently managing our cash. We are excited about the global Distribution and Collaboration Agreement we announced with MilliporeSigma and expect it to accelerate our progress against each of these strategic priorities over the coming years. Together, this gives us confidence in our ability to further establish the Growth Direct as the standard in automating microbial quality control and deliver sustained shareholder value.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2024 was $8.2 million, compared to $6.3 million in the fourth quarter of 2023, representing an increase of 30%. The Company placed six Growth Direct systems and completed the validation of four customer systems in the fourth quarter. Product revenue increased by 27% to $5.2 million in the fourth quarter of 2024, compared to $4.1 million in Q4 2023. Service revenue increased by 35% to $3.0 million in the fourth quarter of 2024, compared to $2.2 million in Q4 2023. Recurring revenue increased by 27% to $4.2 million in the fourth quarter of 2024, compared to $3.3 million in Q4 2023.

Total cost of revenue was $7.2 million in the fourth quarter of 2024, compared to $6.5 million in the fourth quarter of 2023. Gross margin percentage in the fourth quarter of 2024 was positive 12% compared to negative 3% in the fourth quarter of 2023.

Total operating expenses decreased by 7% to $11.2 million in the fourth quarter of 2024, compared to $12.0 million in the fourth quarter of 2023. General and administrative expenses decreased by 13%, research and development expenses increased by 3%, and sales and marketing expenses decreased by 6%, in each case compared to the fourth quarter of 2023.

Net loss for the fourth quarter of 2024 was $9.7 million, compared to $11.2 million in the fourth quarter of 2023. Net loss per share attributable to common shareholders for the fourth quarter of 2024 was $0.22, compared to $0.26 in the fourth quarter of 2023.

Cash, cash equivalents and investments were $50.7 million on December 31, 2024, with no debt outstanding.

Full Year 2024 Financial Results

Total revenue for the full year was $28.1 million in 2024, compared to $22.5 million in 2023, representing an increase of 25%. The Company placed 21 Growth Direct systems and completed the validation of 16 customer systems in 2024, and now has 162 cumulative systems placed and 137 cumulative systems validated globally. Product revenue increased by 26% to $18.7 million in 2024, compared to $14.8 million in 2023. Service revenue increased by 21% to $9.3 million in 2024, compared to $7.7 million in 2023. Recurring revenue increased by 14% to $15.5 million in 2024, compared to $13.5 million in 2023.

Total cost of revenue was $28.2 million in 2024, compared to $28.0 million in 2023. Gross margin percentage in the full year 2024 was 0% compared to negative 24% for the full year 2023.

Total operating expenses decreased by $1.3 million to $49.8 million in 2024, compared to $51.1 million in 2023. General and administrative expenses decreased by 12%, research and development expenses increased by 14%, and sales and marketing expenses were approximately flat, in each case compared to 2023.

Net loss was $46.9 million in 2024, compared to $52.5 million in 2023, and net loss per share attributable to common shareholders was $1.08 in 2024, compared to $1.22 in 2023.

Full Year 2025 Outlook

For the full year 2025, the Company expects total revenue of at least $32.0 million, with between 21 and 25 system placements.
Global Distribution and Collaboration Agreement with MilliporeSigma
In a separate release issued on February 27, 2025, the Company announced a global Distribution and Collaboration Agreement with the Life Science business of Merck KGaA, Darmstadt, Germany, which operates in the U.S. as MilliporeSigma (“MilliporeSigma”). This agreement grants MilliporeSigma global co-exclusive rights to sell Growth Direct systems and related consumables. The Company will continue to utilize its existing direct sales team and distribution channels to sell, place, validate and service its products globally. The agreement also enables collaboration between both parties with respect to the Company’s manufacturing supply chain, services and joint technology development efforts.
For additional details regarding this announcement, please refer to the related press release at https://investors.rapidmicrobio.com/news-and-events/news-releases
Webcast Details

The Company will host a conference call before the market opens today, February 28, 2025, at 8:00 a.m. EST to discuss its fourth quarter and full year 2024 financial results. The live call is accessible on the Company’s website at https://investors.rapidmicrobio.com and will be archived and available for replay for one year.
About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of MQC automation to deliver the faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered in Lexington, Massachusetts and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on X (formerly known as Twitter) at @rapidmicrobio or on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s full year 2025 revenue guidance; expected placements of Growth Direct systems, anticipated timing of such placements and the impact on the Company’s revenue; expectations and goals with respect to continued improvement in gross margins and cash management; and the Company’s Distribution and Collaboration Agreement and the terms thereof, including future collaboration opportunities between the parties.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s significant losses since inception; the Company’s ability to meet its publicly announced guidance and other expectations about its business and operations; the effectiveness of the Company’s sales and marketing efforts; the Company’s ability to sell and place its products with customers; the Company’s ability to develop new products and adapt to technological change; the Company’s ability to establish and maintain its position as a leading provider of automated microbial quality control testing; competition within the Company’s industry; the Company’s ability to maintain its manufacturing operations; the Company’s efforts to improve gross margins for its products; the Company’s ability to maintain and grow its relationships with its collaborators, including MilliporeSigma; the Company’s ability to manage its collaboration with MilliporeSigma and to realize the intended benefits of the distribution and collaboration agreement; the impact of the terms of the distribution and collaboration agreement on the Company’s business and results of operations; the Company’s ability to negotiate and enter into future collaboration opportunities with MillliporeSigma, and to realize the intended benefits therefrom; risks related to third-parties; the Company’s ability to retain key management and other employees; risks related to regulatory and intellectual property matters; risks related to supply chain disruptions and the impact of inflation; the impact of macroeconomic volatility on the Company’s business and operations; and the other important factors outlined under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 7, 2024, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.
Investor Contact:
Michael Beaulieu, CFA
Vice President, Investor Relations and Corporate Communications
investors@rapidmicrobio.com
Media Contact:
media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Product revenue	$5,223	$4,112	$18,728	$14,805
Service revenue	2,995	2,225	9,323	7,714
Total revenue	8,218	6,337	28,051	22,519
Costs and operating expenses:
Cost of product revenue	5,637	4,699	21,041	20,060
Cost of service revenue	1,599	1,810	7,119	7,944
Research and development	3,401	3,318	14,597	12,820
Sales and marketing	2,982	3,161	13,266	13,322
General and administrative	4,827	5,537	21,947	24,936
Total costs and operating expenses	18,446	18,525	77,970	79,082
Loss from operations	(10,228)	(12,188)	(49,919)	(56,563)
Other income (expense):
Interest income, net	575	1,041	3,164	4,210
Other expense, net	(21)	(17)	(112)	(83)
Total other income, net	554	1,024	3,052	4,127
Loss before income taxes	(9,674)	(11,164)	(46,867)	(52,436)
Income tax expense	(9)	8	22	31
Net loss	$(9,665)	$(11,172)	$(46,889)	$(52,467)
Net loss per share — basic and diluted	$(0.22)	$(0.26)	$(1.08)	$(1.22)
Weighted average common shares outstanding — basic and diluted	43,768,689	43,139,346	43,575,705	43,024,039

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$16,911	$24,285
Short-term investments	33,821	67,768
Accounts receivable	7,519	5,532
Inventory	20,200	19,961
Prepaid expenses and other current assets	2,466	2,869
Total current assets	80,917	120,415
Property and equipment, net	11,193	12,832
Right-of-use assets	5,163	6,240
Long-term investments	—	2,911
Other long-term assets	531	770
Restricted cash	365	284
Total assets	$98,169	$143,452
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,535	$1,973
Accrued expenses and other current liabilities	7,217	9,907
Deferred revenue	6,599	5,974
Lease liabilities, short-term	1,214	1,132
Total current liabilities	17,565	18,986
Lease liabilities, long-term	4,954	6,214
Other long-term liabilities	298	263
Total liabilities	22,817	25,463
Total stockholders’ equity	75,352	117,989
Total liabilities and stockholders’ equity	$98,169	$143,452